Exhibit 12.1

STATEMENT REGARDING COMPUTATION

OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWER INC.

(in millions)

9 Months Ended September 30, 2005
Earnings:
Earnings before income taxes	$269.3
Fixed charges	114.8

$384.1

Fixed charges:
Interest (expensed or capitalized)	$34.8
Estimated interest portion of rent expense	80.0

$114.8

Ratio of earnings to fixed charges	3.35

	Years Ended December 31,
	2004	2003	2002	2001	2000
Earnings:
Earnings before income taxes	$369.5	$222.1	$188.0	$197.9	$265.2
Fixed charges	153.2	125.0	116.5	107.4	94.0

	$522.7	$347.1	$304.5	$305.3	$359.2

Fixed charges:
Interest (expensed or capitalized)	$45.4	$41.4	$42.4	$39.1	$35.0
Estimated interest portion of rent expense	107.8	83.6	74.1	68.3	59.0

	$153.2	$125.0	$116.5	$107.4	$94.0

Ratio of earnings to fixed charges	3.4	2.8	2.6	2.8	3.8

Note:	The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.